FIRST AMENDMENT TO RESTATED INVENTORY
                          FLOOR-PLAN FINANCE AGREEMENT


     THIS FIRST AMENDMENT TO RESTATED INVENTORY FLOOR-PLAN FINANCE AGREEMENT is executed on October 31, 1995, to be effective as of October 1, 1995, among WINNEBAGO INDUSTRIES, INC., an Iowa corporation ("Client"), and NATIONSCREDIT COMMERCIAL CORPORATION and WINNEBAGO ACCEPTANCE CORPORATION, both North Carolina corporations (collectively, "NationsCredit").

                                  WITNESSETH:

     WHEREAS, Client and NationsCredit are party to a Restated Inventory Floor-Plan Finance Agreement dated October 27, 1994 ("Agreement"), which they desire to modify as set forth below;

     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:


     1. AMENDMENT OF SECTION 2. The first sentence of Section 2(a)(ii) of the Agreement is deleted and the following is inserted in lieu thereof:

     A monthly service fee will be payable by the Client, equal to 2.75% per annum (on a 30-day period) during any month that average daily outstanding Finance Transactions are $50,000,000 or less, 2.60% per annum during any month that average daily outstanding Finance Transactions are between $50,000,001 and $70,000,000, and 2.50% per annum during any month that average daily outstanding Finance Transactions exceed $70,000,000.

     2. MISCELLANEOUS. This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania and may be executed in counterparts. The Agreement, as amended hereby, is ratified and continues in full force and effect.

     IN WITNESS WHEREOF, this First Amendment to Restated Inventory Floor-Plan Finance Agreement is executed as of the date set forth above.


                                       WINNEBAGO INDUSTRIES, INC.



                                       By /s/ Jerome V. Clouse
                                       Title: Jerome V. Clouse
                                              Vice President, Treasurer
                                              and International Development


                                       NATIONSCREDIT COMMERCIAL CORPORATION



                                       By
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                                       WINNEBAGO ACCEPTANCE CORPORATION



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